UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Hope Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50245	95-4849715
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

Hope Bancorp, Inc.
3200 Wilshire Boulevard, Suite 1400
Los Angeles, California 90010
(213) 639-1700
(Address and telephone number, including area code, of principal executive offices)

WILSHIRE BANCORP, INC. 2008 STOCK INCENTIVE PLAN
(Full title of the plan)

Lisa K. Pai
Executive Vice President & General Counsel
Hope Bancorp, Inc.
3200 Wilshire Boulevard, Suite 1400
Los Angeles, California 90010
(213) 387-3200
(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee(2)
Common Stock, $.001 par value	1,437,202	$15.50	$22,273,037.99	$2,242.89

(1)
Represents shares of common stock, par value $0.001 per share of Hope Bancorp, Inc. that may be offered for sale pursuant to the Wilshire Bancorp, Inc. 2008 Stock Incentive Plan, as adjusted pursuant to the terms of the Agreement and Plan of Merger, dated as of December 7, 2015 by and between BBCN Bancorp, Inc. and Wilshire Bancorp, Inc. This Registration Statement also covers an indeterminate number of additional shares which may be offered and issued under the employee benefit plan named above to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h)(1); calculated based on the average of the high and low prices for Hope Bancorp, Inc. Common Stock on August 16, 2016, as reported on the Nasdaq Global Select Market.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Hope Bancorp, Inc., a Delaware corporation (previously BBCN Bancorp, Inc., the “Company”), relating to shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company to be offered pursuant to the Company’s assumption of the outstanding options and restricted stock awards granted under the Wilshire Bancorp, Inc. 2008 Stock Incentive Plan (the “Plan”) and for future grants of options and restricted stock awards previously authorized under the Plan, in each case in connection with the merger of Wilshire Bancorp, Inc., a California corporation (“Wilshire”), with and into the Company, with the Company surviving the merger. In connection with the merger, the Company changed its name from “BBCN Bancorp, Inc.” to “Hope Bancorp, Inc.” The merger of Wilshire and the Company was completed on July 29, 2016.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information and documents specified in Items 1 and 2 of Part I of Form S-8 are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement, but will be sent or given to participants of the Plan as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3	Incorporation of Documents by Reference
The following documents filed by the Company with the Commission are incorporated by reference into this Registration Statement:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as amended;

(b)	Quarterly Reports on Form 10-Q for the fiscal quarter ended June 30, 2016 and March 31, 2016;

(c)	Current Reports on Form 8-K filed with the Commission on January 25, 2016; January 27, 2016; April 8, 2016; April 18, 2016; May 18, 2016; July 1, 2016; July 14, 2016; July 29, 2016;

(d)	Current Reports on Form 8-K/A filed with the Commission on February 2, 2016; February 3, 2016; April 14, 2016; May 19, 2016; May 25, 2016; and

(e)	The description of the Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on April 23, 2003.
In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the date of the filing of such documents.
Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4	Description of Securities
Not applicable.

Item 5	Interests of Named Experts and Counsel
Lisa K. Pai, the Executive Vice President and General Counsel of the Company, has delivered a legal opinion to the effect that the issuance and sale of the Common Stock offered hereby was duly authorized by the Company, as successor to Wilshire, and that such Common Stock and restricted stock awards will be validly issued, fully paid and nonassessable when issued pursuant to the Plan. Under the Plan, Ms. Pai currently holds options to purchase 12,535 shares of Common Stock and 8,352 unvested shares of Common Stock under restricted stock awards, which in the aggregate accounts for less than 0.1% of the outstanding Common Stock on a fully diluted basis.

Item 6	Indemnification of Directors and Officers
The Company was formed and is governed under the provisions of the Delaware General Corporation Law (“DGCL”). Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
Article IX of the Company’s certificate of incorporation provides that the Company shall, to the fullest extent permitted by Section 145 of the DGCL, as it may be amended and supplemented from time to time, indemnify any and all directors and officers whom it shall have the power to indemnify under Section 145 of the DGCL from and against any and all of the expenses, liabilities, or other matters referred to or covered by said section, and the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors, and administrators of such a person. To the fullest extent permitted by the DGCL, as it may be amended and supplemented from time to time, a director of the Company shall not be liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director.
Article VI of the Company’s bylaws provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Article VI of the Company’s bylaws also provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
Any indemnification under Article VI of the Company’s bylaws, unless ordered by a court, shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in Article VI.

The Company also maintains a directors’ and officers’ insurance policy which insures the directors and officers of the Company against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the bylaws or otherwise.
The foregoing is only a general summary of certain aspects of the DGCL and the Company’s certificate of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the DGCL, Article IX of the Company’s certificate of incorporation and Article VI of the Company’s bylaws.

Item 7	Exemption from Registration Claimed
Not applicable.

Item 8	Exhibits
The exhibits to this Registration Statement are described in the Exhibit Index set forth below.

Item 9	Undertakings

(a)	The Company hereby undertakes:
	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” tables in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, in the State of California, on the 18th day of August, 2016.

HOPE BANCORP, INC.
By:	/s/ Kevin S. Kim
Kevin S. Kim President and Chief Executive Officer
POWER OF ATTORNEY AND SIGNATURES
We, the undersigned directors and officers of Hope Bancorp, Inc. do hereby constitute and appoint Kevin S. Kim and Douglas Goddard, and each of them acting individually, with full and individual power of substitution, our true and lawful attorneys-in-fact and agents with full power to them, and to each of them acting individually, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us in our name and in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically but without limitation, the power and authority to sign for any of us in our names and in the capacities indicated below any and all amendments, including post-effective amendments, hereof; and we do hereby ratify and confirm all that said attorneys-in-fact and agents shall do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Kevin S. Kim	Director, President and Chief Executive	August 18, 2016
Kevin S. Kim	Officer (Principal Executive Officer

/s/ Douglas Goddard	Executive Vice President and	August 18, 2016
Douglas Goddard	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Donald Byun	Director	August 18, 2016
Donald Byun

/s/ Steven J. Didion	Director	August 18, 2016
Steven J. Didion

/s/ Jinho Doo	Director	August 18, 2016
Jinho Doo

/s/ Daisy Ha	Director	August 18, 2016
Daisy Ha

/s/ Jin Chul Jhung	Director	August 18, 2016
Jin Chul Jhung

/s/ Lawrence Jeon	Director	August 18, 2016
Lawrence Jeon

/s/ Steven S. Koh	Chairman of the Board	August 18, 2016
Steven S. Koh

/s/ William J. Lewis	Director	August 18, 2016
William J. Lewis

/s/ David P. Malone	Director	August 18, 2016
David P. Malone

/s/ Craig Mautner	Director	August 18, 2016
Craig Mautner

/s/ Gary E. Peterson	Director	August 18, 2016
Gary E. Peterson

/s/ John R. Taylor	Director	August 18, 2016
John R. Taylor

/s/ Scott Yoon-Suk Whang	Director	August 18, 2016
Scott Yoon-Suk Whang

/s/ Dale S. Zuehls	Director	August 18, 2016
Dale S. Zuehls

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Lisa K. Pai

23.1	Consent of Lisa K. Pai (included in Exhibit 5.1)

23.2	Consent of BDO USA, LLP
23.3	Consent of KPMG LLP

24.1	Power of Attorney (included on the signature page hereto)

99.1
Wilshire Bancorp, Inc. 2008 Stock Incentive Plan (incorporated by reference to Appendix A to the Wilshire Bancorp Inc.'s (Commission File Number 000-50923) Definitive Proxy Statement on Schedule 14A, as filed with the SEC on May 8, 2008).